                                                                    Exhibit 21.1

                             List of Subsidiaries



Subsidiaries
------------

Transylvania Gold S.R.L. (Romania)
Minera Andes S.A. (Argentina)
NAD S.A. (Argentina)
Minera Providencia Inc. (Alberta)
Minera Providencia S.A. (Colombia) (a subsidiary of Minera Providencia Inc.)